Exhibit 99.1

Alan Cohen
Senior Vice President, Marketing and Public Relations
Office (787) 729-8256
alan.cohen@firstbankpr.com
FIRST BANCORP REPORTS EARNINGS
FOR THE YEAR AND QUARTER ENDED DECEMBER 31, 2007
San Juan, Puerto Rico, February 6, 2008 — First BanCorp (the “Corporation”) (NYSE: FBP) reported net income for the year ended December 31, 2007, of $68.1 million, or $0.32 per diluted share, compared with $84.6 million or $0.53 per diluted share for the year ended December 31, 2006. Total stockholders’ equity rose 16% to $1.4 billion as of December 31, 2007 from $1.2 billion a year earlier. The Corporation’s return on average assets (ROA) and return on average common equity (ROE) for 2007 were 0.40% and 3.59%, respectively, compared with 0.44% and 6.85%, respectively, for the year ended December 31, 2006. Loans receivable increased 5% to $11.8 billion at December 31, 2007 compared to $11.3 billion at December 31, 2006. Total assets decreased to $17.2 billion at December 31, 2007 from $17.4 billion at December 31, 2006. This press release should be read in conjunction with the accompanying tables (Exhibit A) which are an integral part of this analysis.
“In 2007 we experienced great challenges and great accomplishments. The economic environment and the interest rate scenario affected credit quality and net interest margin. Not- withstanding the adverse business conditions, we were able to maintain market share in all our key segments, settle legal and regulatory issues, strengthen the capital base and implement strategic initiatives that we are confident will improve financial performance going forward,” indicated Mr. Luis Beauchamp, President and Chief Executive Officer of First BanCorp.
The year 2007 financial results, as compared to 2006, were principally impacted by the following items on a pre-tax basis:

•	An increase in the provision for loan and lease losses of $45.6 million for the year 2007, as compared to 2006, due to a deterioration in the credit quality of the Corporation’s loan portfolio which is associated with the weakening economic conditions in Puerto Rico and the slowdown in the United States housing sector. These conditions resulted in higher net charge-offs relating to Puerto Rico consumer and commercial and construction loans, representing an increase of $6.9 million and $8.7 million, respectively, as compared to 2006, and higher provisions allocated to the Corporation’s construction loan portfolio originated by the Miami loan agency. (Refer to Credit Quality discussions under the Fourth Quarter Financial Review section below for additional information);

•	A decrease in core net interest income of $41.8 million for the year 2007, as compared to the same period in 2006, caused by lower average earning assets (balance sheet de-leverage), a higher balance of loans in non accruing status and to the persistent high level of cost of funds. Core net interest income excludes the effect of mark-to-market valuation changes on derivative instruments and financial liabilities measured at fair value (Refer to Net Interest Income discussions under the Fourth Quarter Financial Review and Full Year 2007 Financial Highlights sections below for additional information);

•	An increase in non-interest expenses of $19.9 million for 2007, as compared to 2006, resulting primarily from increases in employees’ compensation and benefits, including the charge relating to the voluntary separation program recognized during the fourth quarter, the deposit insurance premium expense resulting from changes in the premium calculation by the Federal Deposit Insurance Corporation (“FDIC”) and increases in occupancy and equipment expenses mainly attributable to increases in costs associated with the expansion of the Corporation’s branch network and loan origination offices. The increases were partially offset by lower professional fees due to the conclusion in 2006 of the internal investigation conducted by the Corporation’s Audit Committee and the restatement process (Refer to Non-Interest Expense discussions under the Fourth Quarter Financial Review and Full Year 2007 Financial Highlights sections below for additional information); and

•	An increase of $35.8 million in non-interest income for 2007, as compared to 2006, mainly driven by income recognition related to the indemnity of class action suit settlement expenses, a decrease in other-than-temporary impairments related to the Corporation’s equity securities portfolio and the recognition of a gain in 2007 instead of a loss when compared to 2006 related to the partial repayment of certain secured commercial loans extended to local financial institutions (Refer to Non-Interest Expense discussions under the Fourth Quarter Financial Review and Full Year 2007 Financial Highlights sections below for additional information) .
Notwithstanding the decrease in the core net interest income for the year 2007, the Corporation’s net interest income showed signs of improvement during the fourth quarter of 2007. Net interest income for the fourth quarter of 2007 rose 6% to $111.3 million from $105.0 million for the previous trailing quarter ended on September 30, 2007. The increase in net interest income is attributable to: (1) an improved net interest margin due to reductions in short-term rates coupled with the further deleverage of the Corporation’s balance sheet by the sale of lower yielding investment securities and use of the proceeds to pay down high cost borrowings, and (2) a lower non-cash net loss resulting from the valuation of derivatives and the valuation of financial liabilities elected to be measured at fair value under the provisions of SFAS 159 “The Fair Value Option for Financial Assets and Financial Liabilities” (the “valuation changes”).
Commenting on the current interest rate scenario Fernando Scherrer, Chief Financial Officer of the Corporation, said: “The Federal Reserve’s Open Market Committee (“FED”) recent shift in monetary policy to ease credit and facilitate inter-bank lending is intended to avert a national economic recession. To the extent that the FED is effective in stabilizing the markets and avoiding a protracted economic slowdown, the yield curve is expected to steepen. A normally shaped curve, which is expected to follow the FED’s preemptive actions, will provide an ideal environment to reposition the Corporation’s investment and funding portfolios and to improve its net interest margin.”

2007 Accomplishments
During 2007, the Corporation achieved significant goals by settling legal and regulatory matters, strengthening its capital base and the making of important decisions that should impact positively its financial results going forward, including:
•	Becoming current with the financial reporting requirements of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”) — During 2007, the Corporation became current with its SEC and the NYSE financial reporting requirements.

•	Completing a Capital raise — In August 2007, the Corporation completed a private placement of $94.8 million of the Corporation’s common stock to The Bank of Nova Scotia, pursuant to the terms of the Investment Agreement reached in February 2007.

•	Resolving class action lawsuit and settlement with the SEC — In August 2007, the Corporation announced that it had reached an agreement with the SEC to resolve the previously announced SEC investigation of the Corporation. In November 2007, the Corporation resolved the securities class action lawsuit with the approval of the stipulation of settlement filed with the United States District Court for the District of Puerto Rico.

•	Lifting of Cease and Desist Orders with the FDIC and the Office of the Commissioner of Financial Institutions of Puerto Rico (“OCIF”) — In November 2007, following the most recent Safety and Soundness examination of FirstBank Puerto Rico (“FirstBank”), the FDIC and the OCIF terminated the Cease and Desist Order dated March 16, 2006 relating to the mortgage-related transactions with other financial institutions and the Cease and Desist Order dated August 24, 2006 with respect to FirstBank’s compliance with the Bank Secrecy Act.

•	Unwinding of mortgage-related transactions — During the first quarter of 2007, the Corporation entered into various agreements with a local financial institution relating to prior transactions accounted for as commercial loans secured by mortgage loans and pass-through trust certificates which allowed the Corporation to treat these transactions as “true sales” for accounting and legal purposes thereby substantially reducing the credit concentration with the institution.

•	Strategic Initiatives — Initiated the discussion and active negotiation towards the acquisition of the Virgin Islands Community Bank in Saint Croix, United States Virgin Islands, which was consummated in January 2008.

•	Business rationalization — Began the implementation of cost reduction strategies expected to result in significant savings for 2008 and thereafter.

•	Investments Portfolio — Began restructuring the investment portfolio to improve net interest income and manage interest rate risk.

•	2007 Annual Meeting of Stockholders — On October 2007, the Corporation held its Annual Meeting of Stockholders after a two-year holdover period.
Fourth Quarter Financial Review
For the quarter ended December 31, 2007 net income was $7.4 million, compared to $22.3 million in 2006, a decrease of 67%. After payment of preferred dividends, the Corporation had a diluted loss per common share of $0.03 for the fourth quarter of 2007 compared to diluted earnings per common share of $0.15 for the same period a year ago. ROA and ROE for the quarter ended December 31, 2007 were 0.17% and (1.23%), respectively. For the fourth quarter of 2006, the Corporation reported ROA and ROE of 0.52% and 7.20%, respectively.
Net interest income
Net interest income decreased 9% to $111.3 million for the fourth quarter of 2007 from $121.9 million in the fourth quarter of 2006. During 2007 and 2006, net interest income was impacted by the valuation changes and hedging activities. The Corporation recorded a net unrealized loss in valuation changes of $3.3 million for the fourth quarter of 2007, compared to a net unrealized gain of $6.3 million for the same period in 2006. The negative fluctuation is principally attributable to the fair value of certain derivative instruments, known as “referenced interest rate caps” that the Corporation bought in 2004 to mainly hedge interest rate risk inherent on certain mortgage-backed securities. While interest rates rose through mid-2006 the caps appreciated in value. As the economic cycle turned and rates began to fall along with expectations of further drops, the value of the caps diminished. The value of the caps is related to current rates as well as to forward rate expectations. The unrealized loss on the referenced interest rate caps for the fourth quarter of 2007 amounted to $3.7 million compared to an unrealized loss of $0.9 million for the fourth quarter of 2006. Furthermore, the Corporation recorded lower net non-cash gains ($0.5 million for the fourth quarter of 2007 compared to $7.2 million for the fourth quarter of 2006) related with changes in the fair value of other derivative instruments and financial liabilities that were elected to be measured at fair value upon adoption of SFAS 159, (“SFAS 159 liabilities”) in 2007.
Excluding the non-cash valuation changes, net interest income would have been $114.6 million and $115.6 million for the quarters ended December 31, 2007 and 2006, respectively, a decrease of $1.0 million. The slight decrease in net interest income, excluding valuation changes, for the fourth quarter of 2007 was mainly driven by declining loan yields due to higher balances of loans in non-accrual status (mainly Puerto Rico residential mortgage loans), almost completely offset by a decrease in the cost of funds due to lower short-term rates during the fourth quarter of 2007 than those experienced during the same period a year ago and the repayment of high cost borrowings using proceeds from the sale of lower yielding investment securities and prepayments and maturities of the investment portfolio. Most of the Corporation’s liabilities are tied to short-term rates, in particular 3-month LIBOR, while a significant amount of its longer term investments and mortgage loans pay fixed-rates of interest. During the fourth quarter of 2007, both long-term and short-term interest rates decreased, with short-term rates dropping more, leading to a steeper yield curve. The average 3-month LIBOR during the fourth quarter of 2007 was 5.03% closing at 4.70% as of December 31, 2007 compared to an average of 5.37% for the fourth quarter of 2006 closing at 5.36% at the end of year 2006. An intra-quarter decrease in interest rates provided market opportunities to sell securities, mostly lower yielding mortgage-backed securities and U.S. Treasury investments with a weighted average book yield of 4.84%, which was below the Corporation’s overall cost of funds. Proceeds from the sale of securities were used to pay down high cost repurchase agreements and brokered CDs as they matured and reinvested in higher yield mortgage-backed securities. Also contributing to the lower cost of funds during the fourth quarter of 2007, as compared to the same period a year ago, was the redemption of the Corporation’s $150 million medium-term note during the second quarter of 2007 which carried a cost higher than the overall cost of funding and the increase in the amount of structured repos entered into by the Corporation which price below LIBOR or are structured to lock-in interest rates that are lower than yields on the securities serving as collateral for an extended period of time.
The Corporation’s efforts to protect and improve its net interest margin combined with the steeper yield curve observed during the fourth quarter of 2007 are starting to show positive results which translate in an increase of 3% in net interest income (excluding the valuation changes) for the fourth quarter of 2007 as compared to the previous trailing quarter ended on September 30, 2007. The increase in net interest income is attributable to an improved net interest margin that was driven by decreases in short-term rates coupled with a further deleverage of the Corporation’s balance sheet by selling lower yielding investment securities and a portion of the proceeds to pay down high cost borrowings as they mature. For the year 2007 approximately $956 million of lower yielding U.S. Treasury bonds and mortgage-backed securities were sold, of which approximately $566 million were opportunistically re-invested in higher yielding U.S. Agency mortgage-backed securities.
Also, on the liability side, a substantial proportion of interest rates on the Corporation’s funding instruments are tied to short-term rates, which will reprice in 2008. The 10% decrease in the 3-month LIBOR rate during the fourth quarter of 2007 followed by an additional 34% during January 2008 has helped and will help the Corporation increase the net interest margin by re-pricing the swapped to floating rate brokered certificates of deposit (“brokered CDs”) in line with the shift in 5.44% average 3-month LIBOR rate during the third quarter of 2007 to the 5.03% average rate in the fourth quarter. The drop in rates in the long end of the yield curve had the effect of increasing the probability of the embedded calls in the approximately $2.1 billion U.S. Agency debentures portfolio getting exercised during 2008. The average yield of the callable U.S. Agency portfolio is approximately 5.82%.

Market disruptions affecting banks in the U.S. mainland have increased the spread between the interest rates on brokered CD’s and LIBOR/swap rates and have kept the Corporation from capturing the full benefit of the drop in rates. As spreads return to normal, the Corporation will further improve its net interest margin by refinancing additional short-term liabilities.
The presentation of net interest income excluding the effects of the changes in the fair value of derivative instruments, including the ineffective portion of designated hedges after adoption in 2006 of fair value hedge accounting, the basis adjustment amortization or accretion, and the changes in the fair value of SFAS 159 liabilities provides additional information about the Corporation’s net interest income and facilitate comparability and analysis. The changes in the fair value of the financial instruments, the basis adjustment, and the changes in the fair value of SFAS 159 liabilities have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively, or on interest payments exchanged with swap counterparties. In addition, since the Corporation intends to hold the interest rate swaps that economically hedge assets or liabilities until they mature because, economically, these are satisfying their intended results, the unrealized changes in fair value will reverse over the remaining lives of the swaps.
Non-interest income
Non-interest income rose 51% to $16.5 million for the fourth quarter of 2007 from $10.9 million for the same period a year ago. This increase is due to aggregate realized gains of $4.7 million on the sale of approximately $443 million of FNMA and GNMA mortgage-backed securities, $100 million of U.S. Treasury investment securities and certain equity securities, compared to a realized gain of $1.6 million for the same quarter a year ago coupled with lower other-than-temporary impairment charges related to the Corporation’s investment securities portfolio. Compared to the third quarter of 2007, non-interest income for the fourth quarter of 2007 decreased 31% to $16.5 million from $23.9 million due to the impact of the $15.1 million income recognition in the third quarter of 2007 related to the indemnity mainly from insurance carriers of expenses related to the settlement of the class action lawsuit brought against the Corporation. This was offset by the above mentioned realized gains and the lower other-than temporary impairment charge for the Corporation’s investment portfolio during the fourth quarter.
Non-interest expense
Non-interest expense increased to $80.1 million for the fourth quarter of 2007 from $72.2 million for the same period a year ago. Expenses increased primarily due to higher compensation and benefit expenses associated with a $3.3 million accrual for the previously reported voluntary separation program and increases in the average compensation and related fringe benefits paid to employees. On a go-forward basis, the Corporation estimates an annual cost savings of approximately $3.3 million as a result of the voluntary separation program. The increase in non-interest expenses was also attributed to a $1.9 million increase in the deposit insurance premium expense due to the new assessment system adopted by the FDIC effective in 2007. Increases in foreclosure-related expenses were also experienced during the fourth quarter of 2007 relating to the previously reported impaired loans in the Miami Agency. The increases in non-interest expense were partially offset by lower professional fees primarily attributable to lower legal, accounting and consulting fees due to the conclusion in 2006 of the internal investigation conducted by the Corporation’s Audit Committee and the restatement process. Further reductions in non-recurring professional service expenses are expected as the Corporation continues to move forward with its business strategies without the distraction of restatement-related matters and legal issues.
Non-interest expense increase of $5.1 million for the fourth quarter of 2007 as compared to the third quarter of 2007 was mainly attributed to the $3.3 million accrued expense relating with the voluntary separation program, increased business promotion expenses to support new campaigns for deposit capture and mortgage originations and higher collateral maintenance expenses in the Miami Agency.
Credit quality
Total non-performing loans as of December 31, 2007 was $413.1 million compared to $404.7 million as of September 30, 2007 and $252.1 million as of December 31, 2006. The increase in non-performing loans balance for the fourth quarter of 2007, of only 2%, was the lowest of all the 2007 quarters in percentage and absolute numbers. Such increase was mainly associated to the residential mortgage loan portfolio (including those loans modified under the loss mitigation program) and the consumer auto loan portfolio in Puerto Rico, which increased by $12.6 millions and $5.1 million, respectively, partially offset by lower commercial loans in non accrual status as a result of successful collection effort and to lesser extent charge-off recorded to this portfolio.
The increase in the balance of non-performing loans when compared to the balance as of December 31, 2006 was mainly attributable to the increase in non-performing residential real estate loan portfolio which increased by approximately $94.2 million (mostly in Puerto Rico), and the previously reported classification as non-accrual of one relationship with four construction loans (“condo conversion”) in the Miami Agency amounting to approximately $46.4 million as of December 31, 2007, net of a charge-off of $3.3 million recorded to this relationship in the fourth quarter of 2007. The charge-off was recorded at the time of the sale of one of the loans in the relationship. This sale was made at a price that exceeded the recorded investment in the loan (loan receivable less specific reserve) by approximately $1 million; therefore, favorable to the Corporation. The carrying amount (net of allowance for loan losses) of the impaired Miami Agency relationships at December 31, 2007 was $42.5 million. Management continues to work on different alternatives to decrease the recorded investment in the non-accruing Miami loan.
The Corporation’s residential mortgage loan portfolio amounted to $3.2 billion or approximately 27% of the total loan portfolio as of December 31, 2007. More than 90% of the Corporation’s residential mortgage loan portfolio consists of fixed-rate, fully amortizing, full documentation loans that have a lower risk than the typical sub-prime loans that have already affected the U.S. real estate market. The Corporation has not been active in negative amortization loans or option adjustable rate mortgage loans (ARM’s) with teaser rates. Historically, the Corporation has experienced a low rate of losses on its residential real estate portfolio as the real estate market in Puerto Rico has not shown significant declines in the market value of properties and the overall comfortable loan-to-value ratios. The net charge-offs to average loans ratio on the Corporation’s residential mortgage loan portfolio was 0.03% for 2007 (refer to net charge-offs to average loans table below).

The Corporation may experience additional increases in the volume of its non-performing residential mortgage loan portfolio due to Puerto Rico’s current economic recession. The Corporation started during the third quarter of 2007 a loan loss mitigation program providing homeownership preservation assistance. The Corporation has completed approximately 183 loan modifications, related to residential mortgage loans with an outstanding principal balance of $26.0 million before the modification, that involve changes in one or more of the loan terms that bring a defaulted loan current and provide sustainable affordability. Changes may include the refinancing of any past-due amounts, including interest and escrow, the extension of loans maturity and modifications to the loan rate. Loans modified through this program are reported as non-performing loans and interest is recognized on a cash basis. When there is reasonable assurance of repayment and the borrower has made payments over a sustained period, the loan is return to accruing status.
The provision for loan and lease losses expense of $36.8 million in the fourth quarter of 2007 was higher than the $25.7 million recorded for the same period a year ago due to higher provisions to the commercial and construction loan portfolios, particularly to the Miami Agency construction loan portfolio, attributed to the slowdown in the United States housing market.
The Corporation’s net charge-offs for the fourth quarter of 2007 were $24.1 million or 0.85% of average loans on an annualized basis, compared to $18.3 million or 0.67% of average loans on an annualized basis for the same period in 2006. The increase in net charge-offs for the 2007 period, compared to 2006, was mainly associated with the Corporation’s commercial and construction loan portfolio due to higher delinquency levels experienced during 2007 and to significantly higher recoveries on loans during the fourth quarter of 2006. Compared to the third quarter of 2007, the provision for loan and lease losses increased primarily due to increases in provisions allocated to the Miami Agency construction loans, to the continued increase in net-charge offs, and to the increase in the volume of the loan portfolio.
The following table presents annualized charge-offs to average loans held-in-portfolio:

	For the Year Ended	For the Quarter Ended	For the Quarter Ended	For the Quarter Ended	For the Quarter Ended	For the Year Ended
	December 31, 2006	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007	December 31, 2007
Residential mortgage loans (1)	0.04%	0.02%	0.15%	0.01%	-0.05%	0.03%

Commercial and Construction loans	0.04%	0.19%	0.16%	0.19%	0.37%	0.23%

Consumer loans (2)	2.90%	3.47%	3.31%	3.56%	3.57%	3.48%

Total loans	0.55%	0.78%	0.75%	0.77%	0.85%	0.79%

(1)	Loan recoveries for the fourth quarter exceeded loan charge-offs.

(2)	Includes Lease Financing.
Income taxes
Income tax expense amounted to $3.6 million for the fourth quarter of 2007 compared to $12.6 million in the same quarter of 2006. The decrease is mainly attributable to lower taxable income.
Full-Year 2007 Financial Highlights
Net interest income
The following table presents a summary of the Corporation’s average earning assets and liabilities with their corresponding yields and costs (on a tax equivalent basis) for the year 2007 as compared to the year 2006:

	Average volume				Average rate
	December 31,	December 31,	Dollar	Percent	December 31,	December 31,	Yield /Cost
For the Year Ended	2007	2006	Variance	Variance	2007	2006	Variance
	(Dollars in billions)
Earning assets:
Money market and investment securities	$5.5	$6.9	$(1.40)	-20%	5.51%	5.44%	0.07%

Residential real estate loans	2.9	2.6	0.30	12%	6.45%	6.57%	-0.12%
Construction loans	1.5	1.5	—	0%	8.32%	8.66%	-0.34%
Commercial loans	4.8	5.6	(0.80)	-14%	7.56%	7.17%	0.39%
Finance leases	0.4	0.3	0.10	33%	8.74%	8.97%	-0.23%
Consumer loans	1.7	1.8	(0.10)	-6%	11.71%	12.05%	-0.34%

Total loans	11.3	11.8	(0.50)	-4%	8.05%	8.01%	0.04%

Total earning assets	$16.8	$18.7	$(1.90)	-10%	7.22%	7.06%	0.16%

Interest-bearing liabilities:
Interest bearing deposits	$10.8	$11.9	$(1.10)	-9%	4.88%	4.63%	0.25%
Other borrowed funds	3.4	4.5	(1.10)	-24%	5.01%	4.91%	0.10%
FHLB advances	0.7	0.3	0.40	133%	5.32%	5.01%	0.31%

Total interest bearing liabilities	$14.9	$16.7	$(1.80)	-11%	4.93%	4.71%	0.22%

Net interest income
Interest rate spread					2.29%	2.35%
Net interest margin					2.83%	2.84%

Net interest income increased 2% to $451.0 million for the year ended December 31, 2007 from $443.7 million from the previous year. The increase was principally due to the effect in 2006 earnings of unrealized non-cash losses related to changes in the fair value of derivative instruments prior to the implementation of the long-haul method of accounting on April 3, 2006. During the first quarter of 2006, the Corporation recorded changes in the fair value of derivative instruments as non-hedging instruments through operations recording unrealized losses of $69.7 million for derivatives recorded as part of interest expense. The adoption of fair value hedge accounting in the second quarter of 2006 and the adoption of SFAS 159 in 2007 reduced the accounting volatility that previously resulted from the accounting asymmetry created by accounting for the financial liabilities at amortized cost and the derivatives at fair value. The valuation changes for the year ended December 31, 2007 amounted to a net non-cash loss of $9.1 million, compared to a net non-cash loss of $58.2 million for the previous year.
For the year ended December 31, 2007, the core net interest income decreased 8% as compared to the previous year from $501.9 million to $460.1 million. Core net interest income excludes the valuation changes. The decrease in core net interest income was mainly driven by the continued pressure of the flattening of the yield curve during most of 2007 and the decrease in the average volume of interest-earning assets primarily due to the repayment of approximately $2.4 billion received from a local financial institution reducing the balance of a certain secured commercial loan with the Corporation during the latter part of the second quarter of 2006.
Notwithstanding the decrease in net interest income in absolute terms, the Corporation has been able to maintain its net interest margin at a relatively stable level. Net interest margin for the year ended December 31, 2007 was 2.83% (on a tax equivalent basis), compared to 2.84% (on a tax equivalent basis) for the previous year reflecting the effect of the Corporation’s decision to deleverage its balance sheet primarily by the repayment of high cost borrowings with the proceeds of the sale of lower yielding securities as well as the effect of the steepened yield curve during the last quarter of 2007. During the second half of 2007 the Corporation sold approximately $556 million and $400 million of lower yielding mortgage-backed securities and U.S. Treasury investments, respectively, a portion of the proceeds were used to pay down high cost borrowings as they matured.. The Corporation re-invested approximately $566 million in higher-yielding U.S. Agency mortgage-backed securities.. In addition, the Corporation was able to mitigate in part the pressure of the sustained flatness of the yield curve during most of 2007 by the redemption of its $150 million medium-term note which carried a cost higher than the overall cost of funding.
Provision for loan and lease losses
For 2007, the Corporation recorded a provision for loan and lease losses of $120.6 million, an increase of $45.6 million as compared to the $75.0 million for 2006. The increase was mainly related to specific and general provisions related to the Miami Agency construction loan portfolio and increases in the general reserves allocated to the consumer loan portfolio. The increases were associated with increases in non-accruing loans and charge-offs due to weak economic conditions in Puerto Rico and the slowdown in the United States housing market as well as the growth of the Corporation’s commercial loan portfolio (other than secured commercial loans to local financial institutions).
The following table sets forth an analysis of the allowance for loan and lease losses during the periods indicated:

	Year Ended
	December 31,
(Dollars in thousands)	2007	2006
Allowance for loan and lease losses, beginning of year	$158,296	$147,999
Provision for loan and lease losses	120,610	74,991

Loans net charged-off:
Residential real estate	(984)	(980)
Commercial and Construction	(14,428)	(2,544)
Finance leases	(8,999)	(4,892)
Consumer	(64,327)	(56,278)

Net charge-offs	(88,738)	(64,694)

Allowance for loan and lease losses, end of year	$190,168	$158,296

Allowance for loan and lease losses to year end total loans receivable	1.61%	1.41%
Net charge-offs to average loans outstanding during the year	0.79%	0.55%
Provision for loan and lease losses to net charge-offs during the year	1.36x	1.16x

Non-interest income
Non-interest income for the year ended December 31, 2007 amounted to $67.2 million, compared to $31.3 million for the same period in 2006, an increase of $35.8 million. The increase in non-interest income was mainly attributable to the following principal factors:
-	Income recognition of approximately $15.1 million related to the indemnity mainly from insurance carriers of expenses related to the settlement of the class action lawsuit brought against the Corporation.

-	A decrease of $9.3 million in other-than-temporary impairment charges related to the Corporation’s equity securities portfolio, as compared to year 2006 partially offset by a decrease of $3.9 million in net realized gains on the sale of investments securities.

-	A net $13.1 million decrease in net loss related to the partial repayment of certain secured commercial loans extended to local financial institutions (2007-net gain of $2.5 million; 2006-net loss of $10.6 million).
Non-interest expenses
The Corporation’s non-interest expenses for the year ended December 31, 2007 increased by $19.9 million, or 7%, compared to year 2006. The increase in non-interest expenses was mainly due to the following factors:
-	A $9.5 million increase in employees’ compensation and benefits expense primarily due to increases in the average compensation and related fringe benefits paid to employees, coupled with the accrual of approximately $3.3 million for the previously reported voluntary separation program put in place by the Corporation as part of its cost saving strategies.

-	A $5.1 million increase in the deposit insurance premium expense due to the new assessment system adopted by the FDIC effective in 2007.

-	A $4.5 million increase in occupancy and equipment expenses mainly attributable to increases in costs associated with the expansion of the Corporation’s branch network and loan origination offices.

-	An increase of $6.4 million in other operating expenses primarily attributed to a $3.3 million increase related to costs associated with the capital raise transaction not qualifying for capitalization coupled with increased costs associated with foreclosure actions on the aforementioned loan relationship at the Miami Agency.

-	The above increases were partially offset by a decrease of $11.3 million in professional fees primarily attributable to lower legal, accounting and consulting fees due to the conclusion during 2006 of the above mentioned internal investigation that led to the restatement process.
Financial Condition and Operating Data
The Corporation’s total assets as of December 31, 2007 amounted to $17.2 billion as compared to $17.4 billion as of December 31, 2006, a decrease of $203.3 million. The decrease is mainly attributed to decreases in investment securities due to the sale and prepayments and maturities of investment securities not reinvested as part of the Corporation’s strategy to deleverage its balance sheet and protect its net interest margin and the use of funds to pay down brokered CDs and repurchase agreements as they mature. Furthermore, the Corporation’s deferred tax asset as of December 31, 2007 decreased by $68.7 million as compared to the balance as of December 31, 2006, mainly due to the effect of adoption of SFAS 159, on January 1, 2007, of approximately $58.7 million and the reversal related with the class action settlement paid in 2007. The decrease on the investments portfolio was partially offset by an increase in the loan portfolio volume driven by new loans originated in 2007.
As of December 31, 2007, total liabilities amounted to $15.8 billion, a decrease of $395.4 million as compared to $16.2 billion as of December 31, 2006. The decrease in total liabilities was mainly attributable to decreases in federal funds purchased and securities sold under repurchase agreements consistent with the deleverage of the investment portfolio and to the early redemption of the Corporation’s $150 million callable fixed-rate medium-term note during the second quarter of 2007. This was offset by an increase in the amount of advances from the FHLB.
The Corporation’s stockholders’ equity amounted to $1.4 billion as of December 31, 2007, an increase of $192.1 million compared to the balance as of December 31, 2006. The increase in stockholders’ equity as of December 31, 2007 mainly consists of after-tax adjustments to beginning retained earnings of approximately $91.8 million as part of the adoption of SFAS 159 and net proceeds of approximately $91.9 million from the issuance to the Bank of Nova Scotia of 9.250 million shares of common stock in August 2007.
Liquidity
The Corporation maintains a basic surplus (cash, short-term assets minus short-term liabilities, and secured lines of credit) in excess of a 5% self-imposed minimum limit. As of the end of 2007, the basic surplus ratio of approximately 5.87% included un-pledged assets, Federal Home Loan Bank lines of credit, and cash. Access to regular and customary sources of funding have remained unrestricted, including the repurchase agreements given the liquidity and credit quality of the securities held in portfolio.
The Corporation’s exposure to non-rated or sub-prime mortgage-backed securities is not-material; therefore, it is not subject to liquidity threats stemming from such exposure, in the face of the recent housing and market crisis.
Dividends
In terms of the dividend payment, the Corporation is confident, based on internal projections for 2008 and subject to FED approval, that it will be able to continue paying the current dividend amounts to both the common and preferred shareholders.

Recent developments
Acquisition in St. Croix, USVI
On January 28, 2008 the Corporation purchased, after obtaining all regulatory approvals, the Virgin Islands Community Bank for a purchase price of $2.5 million.
Paseo Caribe
- Litigation in connection with the Opinion of the Secretary of Justice of Puerto Rico
The Corporation announced in a press release dated December 11, 2007, that the Secretary of Justice of Puerto Rico issued an opinion stating that various of the parcels of land upon which construction of the Paseo Caribe project is being conducted are of public domain and therefore not susceptible to sale to private parties. The Corporation had further stated that as a result of this opinion, First BanCorp (through its banking subsidiary FirstBank) filed a declaratory judgment lawsuit in San Juan Superior Court requesting that the court declare that the tracts of land in question never constituted public domain property. Since the filing of the action the Superior Court has held two hearings in which it has heard oral arguments and received briefs and evidence from all parties involved, including First BanCorp, the Department of Justice, the Paseo Caribe developer, the Hotel Development Corporation and Hilton Hotels. After the last hearing the court advised the parties that it would issue its judgment on the issues of title to the tracts of land in question by February 11, 2008.
- Details on the Financing of the Project
The Corporation has approximately $114 million of financing outstanding with Paseo Caribe allocated to the various construction and development phases within the overall project. As it relates to the parcels of land the Secretary of Justice deems of public domain based on his opinion, the amount of loans outstanding is approximately $47 million. The loans affected by the opinion of the Secretary of Justice are current as of this date. Additionally, the mortgage liens on the tracts of land securing the Corporation’s loans are insured with title insurance policies purchased at the time of the closing of the financing. The title insurance covers any defect in title that includes title to the property being vested differently than stated in the policy

(meaning in any person or entity other than the Corporation), the title becoming non-marketable, or the invalidity or enforceability of the mortgage lien. In the event the Courts of Puerto Rico rule against the position of the Corporation and determine that the parcels of land in controversy are of public domain, the Corporation intends to recover in full from the title insurer. The Corporation will continue to monitor this credit relationship very closely.
About First BanCorp
First BanCorp is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida; of FirstBank Insurance Agency; and of Ponce General Corporation. First BanCorp, FirstBank Puerto Rico and FirstBank Florida, the thrift subsidiary of Ponce General, all operate within U.S. banking laws and regulations. The Corporation operates a total of 171 financial services facilities throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are Money Express, a finance company; First Leasing and Car Rental, a car and truck rental leasing company; and FirstMortgage, a mortgage origination company. In the U.S. Virgin Islands, FirstBank operates First Insurance VI, an insurance agency and First Express, a small loan company. First BanCorp’s common and preferred shares trade on the New York Stock Exchange under the symbols FBP, FBPPrA, FBPPrB, FBPPrC, FBPPrD and FBPPrE.
Safe Harbor
This press release may contain “forward-looking statements” concerning First BanCorp’s (the “Corporation”) future economic performance. The words or phrases “expect,” “anticipate,” “look forward,” “should,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of the Private Securities Litigation reform Act of 1995. The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and to advise readers that various factors, including, the deteriorating economic conditions in Puerto Rico, interest rate risk relating to the secured loans to Doral Financial Corporation (“Doral”) and R&G Financial Corporation (“R&G Financial”), the continued repayment by Doral and R&G Financial of their outstanding loans, the impact on net income of the reduction in net interest income resulting from the repayment of a significant amount of the commercial loans to Doral, the impact of the consent order with the Federal Reserve Bank of New York on the Corporation’s future operations and results, the Corporation’s ability to continue to implement the terms of the consent order, FirstBank’s ability to issue brokered certificates of deposit, its liquidity, the ability to fund operations, changes in the interest rate environment, the deteriorating regional and national economic conditions, including the risks arising from credit and other risks of the Corporation’s lending and investment activities, particularly the condo conversion loans in its Miami Agency, any need to classify additional loans as non-performing loans as a result of the deterioration in the economic conditions of Puerto Rico or the U.S. market or for other reasons, competitive and regulatory factors and legislative changes, could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from those anticipated or projected. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements.

EXHIBIT A
Table 1. Selected Financial Data
SELECTED FINANCIAL DATA
(In thousands, except for per share and financial ratios)

	Quarter ended			Year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2007	2007	2006	2007	2006
Condensed Income Statements:
Total interest income	$288,860	$295,931	$298,954	$1,189,247	$1,288,813
Total interest expense	177,523	190,902	177,019	738,231	845,119
Net interest income	111,337	105,029	121,935	451,016	443,694
Provision for loan and lease losses	36,808	34,260	25,701	120,610	74,991
Non-interest income	16,511	23,920	10,920	67,156	31,336
Non-interest expenses	80,073	74,952	72,245	307,843	287,963
Income before income taxes	10,967	19,737	34,909	89,719	112,076
Income tax expense	3,600	5,595	12,623	21,583	27,442
Net income	7,367	14,142	22,286	68,136	84,634
Net (loss) income attributable to common stockholders	(2,702)	4,073	12,217	27,860	44,358
Per Common Share Results:
Net (loss) income per share basic	$(0.03)	$0.05	$0.16	$0.32	$0.54
Net (loss) income per share diluted	$(0.03)	$0.05	$0.15	$0.32	$0.53
Cash dividends declared	$0.07	$0.07	$0.07	$0.28	$0.28
Average shares outstanding	92,505	87,075	83,254	86,549	82,835
Average shares outstanding diluted	92,505	87,317	83,385	86,866	83,138
Book value per common share	$9.42	$9.34	$8.16	$9.42	$8.16
Selected Financial Ratios (In Percent):
Profitability:
Return on Average Assets	0.17	0.32	0.52	0.40	0.44
Interest Rate Spread (1)	2.32	2.15	2.33	2.29	2.35
Net Interest Margin (1)	2.85	2.67	2.90	2.83	2.84
Return on Average Total Equity	2.06	4.14	7.25	5.14	7.06
Return on Average Common Equity	(1.23)	1.99	7.20	3.59	6.85
Average Total Equity to Average Total Assets	8.39	7.78	7.18	7.70	6.25
Dividend payout ratio	(239.73)	159.00	47.70	88.32	52.50
Efficiency ratio (2)	62.63	58.13	54.38	59.41	60.62
Asset Quality:
Allowance for loan and lease losses to loans receivable	1.61	1.57	1.41	1.61	1.41
Net charge-offs (annualized) to average loans	0.85	0.77	0.67	0.79	0.55
Provision for loan and lease losses to net charge-offs	1.53x	1.57x	1.40x	1.36x	1.16x
Other Information:
Common Stock Price: End of period	$7.29	$9.50	$9.53	$7.29	$9.53

	As of	As of	As of
	December 31,	September 30,	December 31,
	2007	2007	2006
Balance Sheet Data:
Loans and loans held for sale	$11,799,746	$11,326,476	$11,263,980
Allowance for loan and lease losses	190,168	177,486	158,296
Money market and investment securities	4,811,413	5,227,818	5,544,183
Total assets	17,186,931	17,087,080	17,390,256
Deposits	11,034,521	11,535,147	11,004,287
Borrowings	4,460,006	3,788,344	4,662,271
Total common equity	871,546	864,086	679,453
Total equity	1,421,646	1,414,186	1,229,553

1-	On a tax equivalent basis (see discussion in “Net Interest Income” below).

2-	Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments and financial instruments measured at fair value under SFAS 159.

Table 2. Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax Equivalent Basis)

	Average volume			Interest Income (1) / expense			Average rate (1)
	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,
For the Quarter Ended	2007	2007	2006	2007	2007	2006	2007	2007	2006
	(Dollars in thousands)
Earning assets:
Money market investments	$185,507	$743,628	$433,473	$2,071	$9,418	$6,441	4.43%	5.02%	5.90%
Government obligations (2)	2,602,986	2,781,044	2,755,330	39,335	40,694	41,409	6.00%	5.81%	5.96%
Mortgage-backed securities	2,246,684	2,220,250	2,357,819	30,161	27,954	28,452	5.33%	5.00%	4.79%
Corporate bonds	7,733	7,711	7,733	141	144	96	7.23%	7.41%	4.93%
FHLB stock	55,533	43,919	25,727	857	802	365	6.12%	7.24%	5.63%
Equity Investments	4,837	7,033	18,911	—	—	137	0.00%	0.00%	2.87%

Total investments (3)	5,103,280	5,803,585	5,598,993	72,565	79,012	76,900	5.64%	5.40%	5.45%

Residential real estate loans	3,029,457	2,942,505	2,734,502	48,833	47,093	45,020	6.40%	6.35%	6.53%
Construction loans	1,468,067	1,469,983	1,499,213	28,631	30,070	33,163	7.74%	8.12%	8.78%
Commercial loans	4,911,327	4,767,201	4,566,833	91,483	90,528	87,925	7.39%	7.53%	7.64%
Finance leases	381,060	384,302	351,251	8,224	8,350	7,815	8.56%	8.62%	8.83%
Consumer loans	1,694,357	1,713,625	1,793,630	49,549	50,587	54,233	11.60%	11.71%	12.00%

Total loans (4) (5)	11,484,268	11,277,616	10,945,429	226,720	226,628	228,156	7.83%	7.97%	8.27%

Total earning assets	$16,587,548	$17,081,201	$16,544,422	$299,285	$305,640	$305,056	7.16%	7.10%	7.32%

Interest-bearing liabilities:
Interest bearing deposits	$10,680,599	$11,429,146	$10,629,319	$129,952	$142,186	$131,925	4.83%	4.94%	4.92%
Other borrowed funds	3,140,502	3,183,421	3,744,384	38,037	39,383	48,487	4.81%	4.91%	5.14%
FHLB advances	929,087	671,026	277,957	12,094	9,172	3,783	5.16%	5.42%	5.40%

Total interest bearing liabilities (6)	$14,750,188	$15,283,593	$14,651,660	$180,083	$190,741	$184,195	4.84%	4.95%	4.99%

Net interest income				$119,202	$114,899	$120,861

Interest rate spread							2.32%	2.15%	2.33%
Net interest margin							2.85%	2.67%	2.90%

	Average volume		Interest Income (1) / expense		Average rate (1)
	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
For the Year Ended	2007	2006	2007	2006	2007	2006
	(Dollars in thousands)
Earning assets:
Money market investments	$440,598	$1,444,533	$22,155	$72,755	5.03%	5.04%
Government obligations (2)	2,687,013	2,827,196	159,572	170,088	5.94%	6.02%
Mortgage-backed securities	2,296,855	2,540,394	117,383	128,096	5.11%	5.04%
Corporate bonds	7,711	8,347	510	574	6.61%	6.88%
FHLB stock	46,291	26,914	2,861	2,009	6.18%	7.46%
Equity Investments	8,133	27,155	3	350	0.04%	1.29%

Total investments (3)	5,486,601	6,874,539	302,484	373,872	5.51%	5.44%

Residential real estate loans	2,914,626	2,606,664	188,294	171,333	6.46%	6.57%
Construction loans	1,467,621	1,462,239	121,917	126,592	8.31%	8.66%
Commercial loans	4,797,440	5,593,018	362,714	401,027	7.56%	7.17%
Finance leases	379,510	322,431	33,153	28,934	8.74%	8.97%
Consumer loans	1,729,548	1,783,384	202,616	214,967	11.71%	12.05%

Total loans (4) (5)	11,288,745	11,767,736	908,694	942,853	8.05%	8.01%

Total earning assets	$16,775,346	$18,642,275	$1,211,178	$1,316,725	7.22%	7.06%

Interest-bearing liabilities:
Interest bearing deposits	$10,755,719	$11,873,608	$524,450	$550,077	4.88%	4.63%
Other borrowed funds	3,449,492	4,543,262	172,890	223,069	5.01%	4.91%
FHLB advances	723,596	273,395	38,464	13,704	5.32%	5.01%

Total interest bearing liabilities (6)	$14,928,807	$16,690,265	$735,804	$786,850	4.93%	4.71%

Net interest income			$475,374	$529,875

Interest rate spread					2.29%	2.35%
Net interest margin					2.83%	2.84%

(1)	On a tax equivalent basis. The tax equivalent yield was estimated by dividing the interest rate spread on exempt assets by (1 less Puerto Rico statutory tax rate (39% for 2007 and 43.5% for the Corporation’s Puerto Rico banking subsidiary in 2006 and 41.5% for all other subsidiaries in 2006)) and adding to it the cost of interest-bearing liabilities. When adjusted to a tax equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments (including the ineffective portion after the adoption of hedge accounting in the second quarter of 2006), unrealized gains or losses on SFAS 159 liabilities, and basis adjustment amortization or accretion are excluded from interest income and interest expense for average rate calculation purposes because the changes in valuation do not affect interest paid or received.

(2)	Government obligations include debt issued by government sponsored agencies.

(3)	Unrealized gains and losses in available-for-sale securities are excluded from the average volumes.

(4)	Average loan balances include the average of non-accruing loans, on which interest income is recognized when collected.

(5)	Interest income on loans includes $2.1 million, $2.0 million and $3.6 million for the fourth quarter of 2007, third quarter of 2007 and fourth quarter of 2006, respectively, and $11.1 million and $14.9 million for the year ended December 31, 2007 and 2006, respectively, of income from prepayment penalties and late fees related to the Corporation’s loan portfolio.

(6)	Unrealized gains and losses on SFAS 159 liabilities are excluded from the average volumes.

Table 3. Non-Interest Income

	Quarter ended			Year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2007	2007	2006	2007	2006
	(Dollars in thousands)
Other service charges on loans	$1,394	$1,290	$1,764	$6,893	$5,945
Service charges on deposit accounts	3,233	3,160	3,011	12,769	12,591
Mortgage banking activities	581	1,125	812	2,819	2,259
Rental income	585	620	806	2,538	3,264
Insurance income	2,622	2,681	2,765	10,877	11,284
Other commissions and fees	82	62	71	273	1,470
Other operating income	4,026	3,026	2,727	13,322	12,857

Non-interest income before net loss on investments, insurance reimbursement and other agreements related to a contingency settlement, net gain (loss) on partial extinguishment and recharacterization of secured commercial loans to local financial institutions and gain on sale of credit card portfolio	12,523	11,964	11,956	49,491	49,670

Net gain (loss) on sale of investment	4,666	(750)	1,626	3,184	7,057
Impairment on investments	(678)	(2,369)	(3,162)	(5,910)	(15,251)

Net gain (loss) on investment	3,988	(3,119)	(1,536)	(2,726)	(8,194)
Insurance reimbursement and other agreements related to a contingency settlement	—	15,075	—	15,075	—
Gain (loss) on partial extinguishment and recharacterization of secured commercial loans to local financial institutions	—	—	—	2,497	(10,640)
Gain on sale of credit cards portfolio	—	—	500	2,819	500

Total	$16,511	$23,920	$10,920	$67,156	$31,336

Table 4. Non-Interest Expences

	Quarter ended,			Year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2007	2007	2006	2007	2006
	(Dollars in thousands)
Employees’ compensation and benefits	$36,644	$33,995	$30,647	$140,363	$127,523
Occupancy and equipment	15,046	14,970	14,380	58,894	54,440
Deposit insurance premium	2,298	3,705	413	6,687	1,614
Other taxes, insurance and supervisory fees	5,660	5,592	4,918	21,293	17,881
Professional fees — recurring	3,107	3,628	2,967	13,480	11,455
Professional fees — non-recurring	1,166	845	4,184	7,271	20,640
Servicing and processing fees	1,527	1,672	1,663	6,574	7,297
Business promotion	5,262	2,973	5,061	18,029	17,672
Communications	2,166	1,999	2,404	8,562	9,165
Other	7,197	5,572	5,608	26,690	20,276

Total	$80,073	$74,951	$72,245	$307,843	$287,963

Table 5. Loan Portfolio
Composition of the loan portfolio including loans held for sale at period-end.

	December 31,	September 30,	December 31,
(In thousands)	2007	2007	2006
Residential real estate loans	$3,164,421	$3,003,285	$2,772,630

Commercial loans:
Construction loans	1,454,644	1,470,933	1,511,608
Commercial real estate loans	1,279,251	1,292,723	1,215,040
Commercial loans	3,231,126	2,825,488	2,698,141
Loans to local financial institutions collateralized by real estate mortgages and pass-through trust certificates	624,597	647,827	932,013
Commercial loans	6,589,618	6,236,971	6,356,802

Finance leases	378,556	383,105	361,631

Consumer and other loans	1,667,151	1,703,115	1,772,917

Total loans	$11,799,746	$11,326,476	$11,263,980

Table 6. Non-Performing Assets

	December 31,	September 30,	December 31,
(Dollars in thousands)	2007	2007	2006
Non-accruing loans:
Residential real estate	$209,077	$196,443	$114,828
Commercial, commercial real estate and construction	148,939	160,879	82,713
Finance leases	6,250	6,241	8,045
Consumer	48,784	41,087	46,501

	413,050	404,650	252,087

Other real estate owned	16,116	7,297	2,870
Other repossessed property	10,154	12,014	12,103

Total non-performing assets	$439,320	$423,961	$267,060

Allowance for loan and lease losses	$190,168	$177,486	$158,296
Allowance to total non-accruing loans	46.04%	43.86%	62.79%
Allowance to total non-accruing loans, excluding residential real estate loans	93.23%	85.24%	115.33%

Table 7. Net Charge-Offs Ratios to Average Loans

Year Ended December 31,	2003	2004	2005	2006	2007
Residential real estate loans	0.04%	0.02%	0.05%	0.04%	0.03%
Commercial and Construction loans	0.17%	0.11%	0.10%	0.04%	0.23%
Consumer loans*	2.60%	2.25%	2.06%	2.90%	3.48%
Total loans	0.66%	0.48%	0.39%	0.55%	0.79%

*	Includes Lease Financing
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